Prospectus	Filed pursuant to Rule 424(b)(1) Registration No 333-135345

12,133,925  shares

Common Stock

This prospectus covers an aggregate of 12,133,925 shares of common stock,  that may be disposed of from time to time by the selling stockholders listed under “Selling Stockholders” on page 16. This prospectus relates to the resale to the public by the selling security holders of up to 12,133,925 shares of our common stock, par value $.0001 per share, including:

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up to 2,915,000 shares of common stock underlying convertible debentures held by certain selling security holders in the aggregate original principal amount of $11,660,000,

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up to 2,366,250 shares issuable upon the exercise of common stock purchase warrants held by certain of the selling security holders,

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in accordance with certain anti-dilution provisions contained within the debentures and warrants, an additional 50% of the shares issuable upon conversion of the debentures and upon exercise of the warrants,

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up to 2,842,125 shares of common stock  issuable upon exercise of certain warrants solely in the event we effect mandatory conversions of the convertible debentures, and

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38,862 shares of common stock issued to investors in our August 2005 private placement.

Our common stock trades on the Nasdaq Capital Market under the symbol “HOTJ.” On July 7, 2006 the last reported sale price for our common stock was $1.65. There is no public market for the warrants.

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of the shares of common stock covered hereby, or interests therein, on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

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The securities offered in this prospectus involve a high degree of risk. You should carefully consider the Risk Factors set forth herein beginning on page 5 and in our future filings made with the Securities and Exchange Commission, which are incorporated by reference in this prospectus, in determining whether to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

July 12, 2006

TABLE OF CONTENTS

Page

Incorporation of Certain Documents by Reference

Prospectus Summary

3

The Offering

4

Risk Factors

5

Special Note Regarding Forward-Looking Statements

15

Use of Proceeds

16

Selling Security Holders

16

Plan of Distribution

26

Where You Can Find More Information

28

You may rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You  should  not  assume  that  the  information  provided  by  this prospectus  is  accurate  as of any date other than the date on the front  cover page of this prospectus.

Incorporation of Certain Documents by Reference

The following documents, heretofore filed by us with the Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:

1.

Our Annual Report on Form 10-KSB, for the fiscal year ended December 31, 2005.

2.

Our report on Form 8-K filed on May 9, 2006.

3.

Our report on Form 8-K filed on May 16, 2006.

4.

Our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006

Each document filed subsequent to the date of this prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and shall be part hereof from the date of filing of such document.

All documents filed by the registrant after the date of filing the initial registration statement on Form S-3 of which this prospectus forms a part and prior to the effectiveness of such registration statement pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents.

We will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to House of Taylor Jewelry, Inc., 9200 West Sunset Boulevard, West Hollywood, California 90069, Attention: Corporate Secretary.

Prospectus Summary

This summary does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus carefully. You should rely only on the information provided in this prospectus, including the information incorporated by reference.

General

We are a Los Angeles-based international jewelry company. We serve fine jewelry retailers worldwide with diverse jewelry creations marketed under the prestigious House of Taylor Jewelry brand. We are implementing a business model that involves manufacturing and marketing our own fine jewelry products under our Elizabeth®,  ET®, House of Taylor Jewelry®,  and Kathy Ireland Jewelry® brands, while leveraging the manufacturing resources, distribution and marketing infrastructures of some of the leading fine and fashion jewelry manufacturers in the world. We also have our Kathy Ireland specialty brands that include J du J and The Quilts of Gees Bend. Our principal shareholders include entities owned by Dame Elizabeth Taylor and Kathy Ireland and members of the Abramov family.

We have an exclusive license with Interplanet Productions Ltd, the marketing entity through which Dame Elizabeth Taylor brings her jewelry line of branded products to the marketplace. This license provides us with the exclusive use of the House of Taylor Jewelry name and, subject to Interplanet’s approval, a broad, exclusive license to manufacture, market and enter into sublicense agreements for the manufacture and marketing of all categories of jewelry, including diamonds, colored stones, pearls, semiprecious stones, watches, costume jewelry and bridal adornment. We also have an exclusive license with Sandbox Jewelry, LLC, a subsidiary of Kathy Ireland Worldwide, that allows us to design, promote and sell jewelry under Kathy Ireland® brands. We combine branding and creative resources in fine jewelry design and direct source partnering to serve jewelry retailers with an array of unique and attractive creations marketed under the House of Taylor® Jewelry and Kathy Ireland® brands. Our license with Sandbox is limited principally to North America and does not cover watches or costume jewelry.

We target our Elizabeth®, ET®, and House of Taylor ®, brands to upper tier retail channels. Elizabeth®, ET, and House of Taylor® jewelry lines feature price points currently ranging from about $3,000 to over $1 million. We sell our principal Kathy Ireland Collection jewelry lines primarily through independent jewelry stores and jewelry store chains, and plan to expand our distribution of  Kathy Ireland specialty brands through jewelry store chains and department store retail channels. Kathy Ireland Collection jewelry lines feature price points ranging from about $200 to $3,500. We are currently engaged in designing or acquiring designs on more than 200 new products that comprise the Elizabeth, ET, House of Taylor, and Kathy Ireland Collections which had their formal retail launch at major industry trade shows in June 2006. Ms. Ireland leads the design direction for her own collections and serves as an “Ambassador for House of Taylor Jewelry” under the direction of Dame Elizabeth Taylor.

The Offering

Shares outstanding prior to this offering	39,385,153
Shares covered hereby	12,133,925
Shares outstanding assuming certain shares covered hereby are sold	44,666,403(1)
Use of proceeds

We will not receive any proceeds from the resale of any common stock by the selling stockholders.  We will receive gross proceeds of $12,200,250 if all of the warrants are exercised for cash by the selling stockholders.

Risk factors	Please read “Risk Factors” for a discussion of factors you should consider before investing in our common stock. See “Risk Factors.”
Nasdaq Capital Market trading symbol	“HOTJ”

(1)

Includes (i) 2,915,000 shares of common stock that may be issued on conversion of Notes  (ii) 2,186,250 shares of common stock that may be issued on exercise of Series A warrants at a strike price of $5.00 per share (iii) 180,000 shares of common stock that may be issued on exercise of warrants at a strike price of $7.05 per share but excludes shares of common stock that may be issued on exercise of:

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other warrants to purchase 355,000 shares of common stock for $1.00 per share;

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other warrants to purchase 1,676,378 shares of common stock for $7.00 per share

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other warrants to purchase 125,000 shares of common stock for $3.50 per share

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stock options to purchase 25,000 shares of common stock for $0.15 per share;

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stock options to purchase 300,000 shares of common stock for $5.80 per share;

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Series B and Series C warrants  to purchase an aggregate of 2,842,125 shares of common stock that will be priced in accordance with formulas contained in the warrants; and

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the issuance of up 3,971,688 shares of common stock pursuant to certain anti-dilution provisions contained within the debentures and warrants.

Our executive offices are located at 9200 West Sunset Boulevard, West Hollywood, California 90069. Our telephone number is (310) 860-2660. Our website address is www.hotj.com. Information contained on our website does not constitute a part of this prospectus.

Risk Factors

Investment in our common stock involves significant risk. You should carefully consider the risks we describe below before deciding to invest. The market price of our common stock could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included in this prospectus. The risks described below are not the only ones facing us. We have described the risks we consider to be material. There may be additional risks that we view as not material or of which we are not presently aware. If any of the events described below were to occur, our business, prospects, financial condition, results of operations or cash flow could be materially harmed. This discussion contains forward-looking statements.

Risks relating to the company

We have licensed our Elizabeth Taylor brands from Interplanet Productions, Ltd. and our Kathy Ireland brands from Sandbox Jewelry, LLC, a subsidiary of Kathy Ireland Worldwide, and the impairment or loss of either of these licenses will adversely impact our operations and sales.

We are dependent on our licenses for implementation of our branded business model. A termination of either license would materially damage our goodwill with suppliers, retailers and consumers. If our license with Interplanet terminates we will be obligated to change the name of our business and will no longer be able to sell jewelry under the House of Taylor Jewelry brands and designs. The license with Interplanet may be terminated immediately if Jack Abramov and Monty Abramov are no longer associated with our business, if the license with Sandbox is terminated, if we effect a merger or sale of our company as well as under certain other circumstances. The license with Sandbox may be terminated upon a material breach of that license, including for failure to meet certain sales goals and failure to make royalty payments.

Our license may terminate if we do not pay to Interplanet established minimum annual royalties that increase over the seven-year term of the agreement.

Interplanet has the right to terminate our license if annual royalties do not at least meet established minimum amounts. If our license is terminated we will be obligated to change our name to delete the reference to “House of Taylor” and to cease producing jewelry under our brand names and designs. If that were to occur we would experience severe disruptions in our operations that may cause our shareholders to lose all or substantially all of their investment in our common stock.

Our business plan is based on continually promoting our brands, and if the value of our brands were to diminish, our revenue, results of operations and prospects would be materially harmed.

Dame Elizabeth Taylor and Kathy Ireland, as well as their names, their images and the trademarks and other intellectual property rights relating to these, are integral to our marketing efforts and form the cores of our brand names. Our future success and the value of our brand names depend, to a large degree, on the reputations of Dame Elizabeth Taylor and Kathy Ireland. If the public image or reputation of Dame Elizabeth Taylor or Kathy Ireland is tarnished or otherwise diminished we may lose customers and incur substantial losses. The value of our brands may also diminish if for any reason, which may include death or disability, we are deprived of the services of, or ability to collaborate with, either  Dame Elizabeth Taylor and Kathy Ireland.

The value of our brands may also be diminished if we were unable adequately to protect our brand names and designs.

We are susceptible to others imitating our designs and jewelry products to give those items the same look and feel as our branded collections. We may not be able successfully to protect our intellectual property rights from infringement. In addition, the laws of many foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Imitation of our designs, including the look and feel of our products or other infringements of our intellectual property rights, could harm the value of our brands causing us added cost and lost or reduced revenue.

The execution of our business model depends on our ability to retain key executives and our license with Interplanet will terminate if we lose their services.

Our success depends on the efforts and abilities of senior management, Jack Abramov, President and Chief Executive Officer and Monty Abramov, Executive Vice President, Chief Design Officer. Each of these officers has entered into an employment agreement with us for a term that ends in May 2012.  Our ability to implement our business plan successfully would be jeopardized if either of Jack Abramov or Monty Abramov becomes incapable of fulfilling his obligations to us and a capable successor is not found.  Moreover, Interplanet Productions Ltd, the licensor of the House of Taylor Jewelry name and other licensed marks that are vital to our business, has the right to terminate the license immediately if Jack Abramov and Monty Abramov are no longer associated with our business.  We can give no assurance that qualified individuals will be available to replace existing management should replacement become necessary, or that capable entrepreneurial personnel can be attracted to manage our operations.  We believe that our future success will also depend significantly upon our ability to attract, motivate, and retain additional highly skilled managerial, technical and design, as well as experienced sales personnel. Competition for experienced and talented personnel is intense. We can give no assurance that we will be successful in attracting, assimilating, and retaining the personnel we require to grow and sustain our operations.

Our limited operating history has not yet generated positive cash flow from our current business model that focuses on promoting and marketing our branded jewelry lines.

Although our subsidiary, Tech Line, has been engaged in designing and marketing jewelry since about November 2001, we have been operating under the current business model of designing, manufacturing, distributing and promoting our branded jewelry lines under House of Taylor Jewelry labels since about May 2005. This short time frame provides a limited period for investors to evaluate our new business model. Because of this lack of operating history in connection with our new business model and the uncertain nature of the rapidly changing markets that we serve, we believe the prediction of future results of operation is difficult. Our prospects must be evaluated with a view to risks encountered by a company in an early stage of development.  While we are optimistic about our prospects and believe in the strengths of our Elizabeth Taylor and Kathy Ireland brands, we can provide no assurance that we will be profitable, have a positive cash flow or otherwise be successful.

We require substantial investment to launch and promote our branded jewelry lines and if we fail to raise capital to support and fund our expanding operations we may be unable to grow our business and generate positive cash flow.

We are in effect a new company that has no prior history in launching a branded business model within the jewelry industry. We may require additional capital in order to launch our new branded jewelry lines and continue to support and increase our sales and marketing efforts and fund our growth.  In addition, we may be required to spend greater-than-anticipated funds if unforeseen difficulties arise in the course of these or other aspects of our business.  As a consequence, we will be required to raise additional capital through public or private equity or debt financings, collaborative relationships, bank facilities or other lines of credit arrangements.  We cannot assure you that such additional capital will be available on terms acceptable to us, if at all.  Additional equity financing will be dilutive to our stockholders, and debt financing, if available, may involve restrictive covenants that could limit our operations and increased interest costs.  Our inability to obtain sufficient financing may

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cause us to lose the ability to obtain favorable source pricing and purchase terms for our  goods,

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reduce our ability to provide favorable pricing and terms to our customers, and

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require us to delay, scale back or eliminate some or all of our expansion programs and our marketing and promotional activities.

If we are unable to handle warehousing and sales fulfillments our customer relationships will be damaged and we will lose revenue.

Substantially all of our warehousing, inspection, shipping, billing, collections and customer service for our bridal jewelry categories, including sales, were conducted on our behalf through October 2005, for the sales season ending in the fourth calendar quarter of 2005 by a Los Angeles, California based manufacturer and wholesaler of bridal, fashion and other jewelry.  Since November 2005, we have handled all of these functions, including fulfillment,  in house. If we are unable to handle fulfillment in a secure, efficient and timely manner we may experience customer dissatisfaction, order cancellations and merchandise returns. As we expand our business we will also need to expand our existing fulfillment capabilities and facilities. We expect that our need to rapidly and efficiently adapt and expand our fulfillment capabilities will become more pressing in anticipation of the fourth calendar quarter. If we are unable to expand our fulfillment capabilities successfully to accommodate increases in demand, we may not be able to substantially increase our sales.

Our inability to manage growth could cause disruptions to our business and generate dissatisfaction among our retailers.

To manage our anticipated growth, we must oversee transaction processing methods, implement operations and financial systems, improve procedures and controls, hire qualified persons and train and manage our employees. We must also look to support and be responsible to an expanding number of retailers who carry one or more of our branded collections. We may not be able to implement these items in an effective and timely manner, or at all.  An inability to manage these challenges of growth could disrupt or harm our supplier and retailer relationships, cause cost increases and generate losses.  We can provide no assurance that we will achieve planned expansion goals, manage growth effectively, increase sales or revenues, or ever operate profitably.

Concentration of share ownership among our existing executive officers, directors and principal stockholders may prevent others from influencing corporate decisions.

Our executive officers, directors and principal stockholders, as a group, beneficially own approximately 30,700,000 of our shares, or about 78% of our currently outstanding common stock. As a result, these stockholders, acting together, will have the ability to exert control over substantially all matters requiring approval by our stockholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets and other corporate transactions. This concentration of ownership could be disadvantageous to other stockholders with interests different from those of our officers, directors and principal stockholders.

If our brands, designs and collections are not accepted by our customers, we will not capture market share.

Our principal Elizabeth Taylor and Kathy Ireland lines and collections have not yet been fully launched and are thus unproven. As a result of our limited operating history, our ability to execute our business strategy is materially uncertain and our operations and prospects are subject to all risks inherent in a developing business enterprise. Our limited operating history also makes it difficult to evaluate our long-term commercial viability. Our ability to execute our business strategy must be evaluated in light of the problems, expenses and difficulties frequently encountered by new businesses in general and by jewelry businesses specifically.

While management believes that our Elizabeth Taylor and Kathy Ireland brands will have immediate national and international name recognition and generate substantial goodwill, the success of our business will depend, in significant part, on the market’s acceptance of our new brands and the jewelry lines designed for those brands.  We can provide no assurance that these new brands will be successfully received in the marketplace. If the growth and demand for and acceptance and purchase of our brands do not occur or if our brand development and market acceptance occur at a rate that is less rapid than we have anticipated, our business, financial condition and results of operations will be materially and adversely affected.

If retailers of our products do not accept or if they cease to sell our products or fail to purchase our products at anticipated levels, we may lose or not be able to increase revenues resulting in further reported losses.

Our business model provides for the sale of our branded jewelry lines to retail stores and chains meeting sales standards and other requirements that we establish.  Our results of operations will depend to a significant extent upon the commercial success of the retail jewelry select to carry and market our jewelry lines.  If these retail jewelry stores fail to purchase our branded jewelry lines at anticipated levels or if our relationships with these customers are impaired, we may experience no revenue growth and continued losses.

We expect our quarterly financial results to fluctuate which may lead to volatility in our stock price.

We expect to experience substantial variations in our net sales and operating results from quarter to quarter.  We believe that the factors which influence variable quarterly results include

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the timing of our introduction of new Elizabeth Taylor and Kathy Ireland product lines,

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the level of consumer acceptance of each new branded product line, general economic and industry conditions that affect consumer spending and retail purchasing on discretionary matters such as jewelry,

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the seasonality of the markets in which we participate,

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the timing of trade shows,

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product mix of customer orders,

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timing of the placement or the cancellation of customer orders,

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the success and efficiency of our handling fulfillment, including packaging, shipping, invoicing and collecting on merchandise sold, and

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the actions of competitors.

As a result of the variability of these and other factors, our operating results in future quarters may be below the expectations of public market analysts and investors. In this event, the price of our common stock may decline. As a result of these actual and anticipated fluctuations in our revenue and operating expenses, we believe that period-to-period comparisons of our results of operations are not and will not be a reliable indication of our future performance.

Increases in the price of raw materials or their reduced availability could increase our cost of sales and decrease our profitability if we are unable to pass these added costs to our customers.

Our principal raw materials and work in process include diamonds, other precious and semiprecious gem stones, gold, silver, pearls and other high fashion items comprising our jewelry products. The price and availability of any of these items may fluctuate significantly, depending on a variety of factors including supply conditions, government regulation, economic climate and other unpredictable factors. Any price increases in the materials underlying our jewelry lines could increase our cost of sales and decrease our profitability unless we are able to pass higher prices on to our customers.  Moreover, any decrease in the availability of these goods could impair our ability to meet our customer delivery requirements in a timely manner.

If we are unable to offer innovative, well priced and style sensitive branded products that meet changing consumer preferences we will lose customers and be unable to increase revenue and market share.

The jewelry industry across all price points is characterized by changing or evolving consumer preferences.  As a result, our success will depend on our ability to source, design, develop, market and deliver attractive products at a reliable pace that is competitive with other manufacturers in our several segments and price points. We must continue to create and present jewelry products and lines that appeal to multiple consumer segments across a range of consumer accepted price points. If we are unable to develop attractively designed branded products and updated core jewelry lines on a regular basis we could:

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limit our ability to differentiate, segment and price our products;

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adversely affect retail and consumer acceptance of our jewelry lines within the sales categories that we serve; and

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limit sales potential.

The increasing importance of branded design innovation and stylings in the jewelry business requires us to strengthen our internal sensitivity to style trends and to rely on successful relationships with third parties, such as suppliers of pearls, diamonds, colored precious and semi-precious gem stones and bridal jewelry.

Our dependence on outside manufacturers and suppliers may reduce our ability to control the creation and supply of our products, which could harm our sales, reputation and overall profitability.

We depend on outside manufacturers, suppliers and vendors to help us design, secure, finance, supply and ship our goods in an environment characterized by continuing cost pressure and increasing demands for branded product and marketing innovation.  This dependence could subject us to difficulty in obtaining or making timely delivery of branded products of acceptable quality and style.  This dependence could result in our failure to meet delivery requirements of our customers.  Failure to make timely deliveries may cause our customers to cancel orders, refuse to accept deliveries, reduce future orders, any of which could harm our sales, reputation and overall profitability.  To the extent we are not able to secure or maintain relationships with independent suppliers or contractors that are able to fulfill our requirements, our business will be harmed.

We may experience sales resistance and revenue declines, particularly for our couture categories, in down turning general economic cycles.

The jewelry industry is a cyclical one that is heavily dependent upon the overall level of consumer spending.  Purchases of jewelry and related fashion goods tend to be highly correlated with economic cycles and the disposable income of our consumers.  Our customers may anticipate and respond to adverse changes in economic conditions and uncertainties by reducing inventory and canceling orders.  As a result, any substantial deterioration in general economic conditions, increases in interest rates, acts of war, terrorist or political events that diminish consumer spending and confidence in any of the geographical areas in which we compete could reduce our sales and adversely affect our business and financial conditions.

We face significant competition and may be unsuccessful in competing against current and future competitors.

The wholesale jewelry industry is intensely competitive, and we expect competition in the sale of diamonds, fine and other lines of jewelry that we sell to increase and intensify in the future. Increased competition may result in price pressure, reduced gross margins and loss of market share, any of which could substantially harm our business and results of operations.  We face a variety of competitive challenges that include:

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anticipating and quickly responding to changing consumer demands;

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developing high style, high quality branded jewelry products, including rings, necklaces, earrings, bracelets and other high quality products in sizes, colors and types that appeal to consumers of varying age groups, disposable income and tastes;

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competitively pricing our lines of jewelry products and achieving customer perception of value for our brands; and

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providing strong and effective marketing support and incentives to our retail jeweler customers.

           In addition to wholesalers and designers, we may face competition from suppliers of our products that decide to sell directly to consumers, either through physical retail outlets or through an online store. Many of our current and potential competitors have advantages over us, including longer operating histories, established brand recognition, existing customer and supplier relationships, and significantly greater financial, marketing and other resources. Our inability to meet these competitive challenges may harm our customer relationships, negatively impact consumer confidence in our brands and result in our having undesirable inventory that cannot be sold at a profit.

If our products infringe upon the intellectual property rights of others we may incur significant litigation costs and damages that could harm our reputation and cause us losses.

From time to time, we may receive notices that claim we have infringed upon, misappropriated or misused other parties’ proprietary rights and such claims could result in litigation.  Such litigation, whether as a plaintiff or a defendant, may harm our reputation, cost us money, divert management attention and prevent us from offering some of our products.    Any claims or litigation in this area, whether we ultimately prevail or not, could be time-consuming and costly, injure our reputation or require us to enter into royalty or licensing arrangements.  We may not be able to enter into these royalty or licensing arrangements on commercially reasonable terms, if at all.

We face the risk of theft of our products from inventory or during shipment.

          We may experience theft of our products while they are in our possession or during the course of shipment to our customers by third-party shipping carriers. We have implemented security measures to prevent or limit such theft and maintain insurance to cover losses resulting from theft. However, if security measures fail, losses exceed our insurance coverage or if we are not able to maintain insurance at a reasonable cost, we could incur significant losses from theft, which would substantially harm our business and results of operations.

Risks relating to our common stock

Our stock price may be volatile, and you may not be able to resell your shares at or above the price you paid.

There has only been a limited public market for our securities and we can provide no assurance that an active trading market in our securities will develop or be maintained. In addition, the overall market for securities in recent years has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies. We expect that the trading price of our common stock may be subject to significant fluctuations for reasons that may include, but are not limited to:

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quarterly variations in operating results and achievement of key business metrics;

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changes in earnings estimates by securities analysts, if any;

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any differences between reported results and securities analysts’ published or unpublished expectations;

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announcements of new contracts or service offerings by us or our competitors;

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market reaction to any acquisitions, joint ventures or strategic investments announced by us or our competitors;

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demand for our services and products;

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shares being sold pursuant to Rule 144 or upon exercise of warrants;

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stock market price and volume fluctuations attributable to inconsistent trading volume levels;

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future sales of equity or debt securities, including sales which dilute existing investors; and

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general economic or stock market conditions unrelated to our operating performance.

These fluctuations, as well as general economic and market conditions, may have a material or adverse effect on the market price of our common stock.

Future sales of our common stock, including sales of shares covered by this prospectus, could lower the market price of our common stock.

In May 2005 we completed a private placement of securities consisting of 250,000 shares of common stock and warrants covering 125,000 shares of common stock, allowing the holders thereof to exercise each warrant at a strike price of $3.50 per share. In August 2005, we completed a private placement of 1,523,980 shares and warrants covering an additional 1,523,980 shares of our common stock, at a strike price of $7.00 per share. In May 2006 we completed a private placement of $11,660,000 in senior secured notes convertible into 2,915,000 shares of common stock and warrants to purchase up to 2,186,250 shares of common stock. We agreed to file a registration statement covering the securities we issued in these private securities placements. From time to time, certain of our stockholders who hold restricted securities may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who owns restricted securities and who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or, or if our securities are listed for trading on a national exchange, the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of restricted securities, without any limitation, by stockholders who are non-affiliates and who have held the securities for at least two-years. Any substantial sales by holders of our common stock pursuant to this prospectus or pursuant to Rule 144 may have a depressive effect on the market price of our securities.

Risks Related to Our Private Placement of Senior Convertible Notes and Warrants

We may have to convert the notes into shares of our Common Stock, and issue shares of our Common Stock upon exercise of the Series A Warrants, at prices which may result in substantial dilution to our shareholders.

If we issue shares of Common Stock on conversion of the notes or exercise of the above securities your ownership in the Company could be significantly diluted.

The principal and interest payable on the notes may be paid with shares of our Common Stock if certain conditions are met.  The number of shares of our Common Stock that are issuable upon conversion of the notes is equal to the aggregate amount of the principal due, divided by the lower of (1) the fixed conversion price then in effect (which, as of the date of this prospectus, is $4.00) or (2) 85% of the Average Market Price (as defined in the notes) on the date that the payment is due. The fixed conversion price is subject to adjustment if we don’t meet certain defined sales targets for the nine months ended September 30, 2006, the year ended December 31, 2006 and the year ended December 31, 2007 (Sales Threshold Dates) and our stock is trading below $5.00 per share.  Any such adjustment would result in the notes becoming convertible into a greater number of shares of our Common Stock.  The number of shares of our Common Stock that are issuable for interest is the amount of interest due divided by 85% of  the Average Market Price on the date the interest is due.

We will experience harmful consequences if the shares covered by this prospectus are not registered with the SEC within defined time periods.

 We are obligated to cause the Registration Statement, of which this prospectus is a part, to be declared effective no later than July 11, 2006, or if the Registration Statement is reviewed by the SEC, no later than August 10, 2006. If we fail to cause the Registration Statement to be declared effective by the respective deadline, we must pay to the Investors an amount in cash equal to one and one half percent (1.5%) of the outstanding balance of the notes, and a one and one half percent (1.5%) cash payment every thirty days thereafter until the Registration Statement is declared effective. The total penalty payment is capped at 10% of the aggregate purchase price of the notes. Any amount payable in addition to such cash payment cap will cause the conversion price of the investor’s notes to be lowered by any amount equal to the excess payment divided by the then outstanding amount of the notes.

If we are obligated for any reason to repay our outstanding convertible notes before the scheduled installment dates, we could deplete our working capital, if available, or make raising additional funds necessary. Our failure to repay the convertible notes, if required, could result in legal action against us which could materially harm our business.

As of June 26, 2006, we have outstanding, $11,660,000 aggregate original principal amount of senior secured convertible notes. The notes are due and payable on March 31, 2009. Any event of default could require the early repayment of the notes in whole or in part at a premium equal to up to 125% of the principal amount outstanding, together with accrued interest on the outstanding principal balance of the notes.  If, prior to the maturity date, we are required to repay the notes in full, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the notes, together with the applicable redemption premium, when required, the holders of the notes could commence legal action against us to recover the amounts due. Any such action would be materially harmful to us and could require us to curtail or cease operations.

We may need to obtain an irrevocable letter of credit in an amount of $5,000,000 from a bank acceptable to our note holders.

From May 12, 2007 and for so long as the notes are outstanding, we must at all times maintain a Net Cash and Inventory Balance (as defined in the notes) in excess of 50% of the outstanding principal under the notes plus any accrued and unpaid interest and late charges, if any.  If we fail to maintain that percentage, we are required to obtain an irrevocable letter of credit in an amount of $5,000,000 from a bank acceptable to our note holders. The Net Cash and Inventory Balance Test (including the corresponding obligation to have the letter of credit available) will not be applicable for the 12 month period following a Sales Threshold Date if we have met our sales targets for those dates.

Substantial leverage and debt service obligations may adversely affect our cash flows.

We incurred new indebtedness of approximately $11.6 million in connection with our sale of the notes on May 12, 2006. As a result of this indebtedness, our principal and interest payment obligations increased substantially. The degree to which we are leveraged could, among other things:

•

make it difficult for us to make payments on the notes;

•

make it difficult for us to obtain financing for working capital, acquisitions or other purposes on favorable terms, if at all

•

make us more vulnerable to industry downturns and competitive pressures; and

•

limit our flexibility in planning for, or reacting to changes in, our business.

Our ability to meet our debt service obligations will depend upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control.

Special Note Regarding Forward-Looking Statements

This prospectus includes forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions described in “Risk Factors” and elsewhere in this prospectus.

Other sections of this prospectus may include additional factors which could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

We undertake no obligation to update publicly or revise any forward-looking statements. You should not rely upon forward-looking statements as predictions of future events or performance. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Use of Proceeds

We will not receive any proceeds from the resale of any common stock by the selling stockholders.  We will receive gross proceeds of $12,200,250 if all of the warrants are exercised for cash by the selling stockholders, excluding the Series B and C warrants which vest only under certain conditions and do not have a set exercise price.  We intend to use cash proceeds from exercises of warrants for working capital and other general corporate purposes.

Selling Stockholders

On May 5, 2006, we entered into a securities purchase agreement with buyers in a private placement transaction providing for, among other things, the issuance of senior secured convertible notes and warrants for aggregate gross proceeds of approximately $11,660,000.  On May 12, 2006, we also entered into other agreements upon the closing of the transaction, including, but not limited to, (i) Senior Secured Convertible Notes (ii) three series of Warrants to Purchase Common Stock, (iii) a Registration Rights Agreement, (iv) a Security Agreement, (v) a Pledge Agreement, (vi) a Guaranty executed by subsidiaries of the Company, and (vii) a Voting Agreement.  Certain of our affiliates (collectively the “Stockholders”) consisting of (i) members of the Abramov family as a group, (ii) Interplanet Productions, Ltd and (iii) Sandbox Jewelry LLC, owned by Kathy Ireland Worldwide, each agreed to invest $125,000, for an aggregate amount of $375,000, on the same terms as other investors, except that, notwithstanding any provisions in the documents, each of the Stockholders has agreed not to convert or exercise any securities at a price which is lower than the closing bid price of our common stock on the date of the closing until after stockholder approval has been obtained.

We are obligated to issue up to 2,915,000 shares upon conversion of the Notes, subject to adjustment and 2,186,250 shares issuable upon exercise of the Series A Warrants.  The conversion price for the Notes is $4.00 per share, subject to adjustment. The exercise price for each Series A Warrant is $5.00 per share, subject to adjustment. The Series B Warrants and Series C Warrants are not initially exercisable and only become exercisable upon the occurrence of certain conditions as described in the notes.   The maturity date of the notes is March 31, 2009 as may be extended at the option of the holder under certain circumstances.  The Series A warrants become exercisable on November 12, 2006 and expire 60 months from the date of issuance.

Certain of the shares of Common Stock being offered by the selling stockholders are issuable upon conversion of convertible notes and upon exercise of warrants issued in conjunction with the notes.  For additional information regarding the issuance of those convertible notes and warrants, see the description of the private placement of the convertible notes and warrants in our Form 8K filed on May 9, 2006 with the Securities and Exchange Commission.  We are registering the shares of Common Stock in order to permit the selling stockholders to offer the shares for resale from time to time.  Other than the ownership of the Convertible Notes and the Warrants issued pursuant to the Securities Purchase Agreement, the selling stockholders have not had any material relationship with us within the past three years with the following exceptions:

•

those investors who participated in our August 2005 private placement,

•

Jack Abramov, Monty Abramov, and Rachel Abramov who are founders of our subsidiary Techline and original shareholders of our company,

•

Interplanet Productions, Ltd. and Sandbox Jewelry, LLC who are our Licensors and principal shareholders in the Company,

•

two investors who did consulting work for us,

•

a member of the law firm who represented us in the sale of the convertible notes and warrants and

•

Roth Capital Partners which acted as financial advisor and placement agent for the sales of the convertible notes and warrants.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the selling stockholders.  The second column lists the number of shares of Common Stock beneficially owned by each selling stockholder as of June 15, 2006. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock underlying options or warrants that are currently exercisable or exercisable within 60 days of June 15, 2006 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The fourth column lists the shares of Common Stock being offered by this prospectus by the selling stockholders, assuming conversion of all convertible notes and exercise of the warrants held by the selling stockholders on that date without regard to any limitations on conversions or exercise.

In accordance with the terms of registration rights agreements with the selling stockholders, this prospectus generally covers the resale of at least 150% of the sum of (i) the number of shares of Common Stock issuable upon conversion of the convertible notes as of the trading day immediately preceding the date the registration statement is initially filed with the SEC and (ii) the number of shares of Common Stock issuable upon exercise of the related warrants as of the trading day immediately preceding the date the registration statement is initially filed with the SEC.  Because the conversion price of the convertible notes and the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.  The fifth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the convertible notes and the warrants, a selling stockholder may not convert the convertible notes or exercise the warrants to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of Common Stock which would exceed 4.99% of our then outstanding shares of Common Stock following such conversion or exercise, excluding for purposes of such determination shares of Common Stock issuable upon conversion of the convertible notes which have not been converted and upon exercise of the warrants which have not been exercised.  The number of shares in the fourth column does not reflect this limitation.  The selling stockholders may sell all, some or none of their shares in this offering.  See "Plan of Distribution."

Each selling stockholder's percentage of ownership before and after the sale of all shares of common stock covered by this prospectus is based on 39,385,153 shares of common stock outstanding as of June 15, 2006.

	Shares Beneficially Owned Prior to Offering		Shares Covered Hereby	Shares Beneficially Owned After Offering
Name of selling security holder	Number	Percentage		Number	Percentage
Castlerigg Master Investments Ltd. (1)	1,250,000	3%	5,109,375	-0-	0%
Gryphon Master Fund, L.P. (2)	250,000	*	1,021,875	-0-	0%
GSSF Master Fund, LP (3)	125,000	*	510,938	-0-	0%
DKR SoundShore Oasis Holding Fund LTD. (2) (33)	250,000	*	1,021,875	-0-	0%
Telluride Capital Master Fund Ltd (2)	250,000	*	1,021,875	-0-	0%
Rockmore Investment Master Fund Ltd. (3)	125,000	*	510,938	-0-	0%
Smithfield Fiduciary LLC (3) (34)	574,080	1%	516,938	443,080	1%
Northwood Capital Partners, LP (4)	50,000	*	204,375	-0-	0%
Insignia Partners, LP (5)	25,000	*	102,188	-0-	0%
Cabernet Partners, LP (6)	12,500	*	51,095	-0-	0%
Chardonnay Partners, LP (6)	12,500	*	51,095	-0-	0%
BTG Investments, LLC (7)	77,500	*	316,782	-0-	0%
Whalehaven Capital Fund Limited (8)	75,000	*	306,563	-0-	0%
AJW Partners, LLC (9)	6,938	*	28,355	-0-	0%
AJW Offshore, Ltd. (10)	36,906	*	150,855	-0-	0%
New Millennium Capital Partners II, LLC (11)	844	*	3,448	-0-	0%
AJW Qualified Partners, LLC (12)	17,813	*	72,808	-0-	0%
SDS Capital Group SPC, LTD. (4)	50,000	*	204,375	-0-	0%
Iroquois Master Fund Ltd. (4)	276,444	*	208,875	221,944	1%
Sandbox Jewelry, LLC (13)	7,031,250	18%	127,736	7,000,000	18%
Interplanet Productions Ltd. (13)	14,031,250	36%	127,736	14,000,000	36%
Rachel Abramov (14)	2,031,250	5%	45,983	2,020,000	5%

Jack Abramov (15)	3,815,650	10%	40,875	3,805,650	10%
Monty Abramov (15)	3,811,650	10%	40,875	3,801,650	10%
MAC385 LLC (6)	539,5254	1%	51,095	526,754	1%
Lomond International, Inc. (6)	12,500	*	51,095	-0-	0%
Aaron A. Grunfeld (16)	150,000	*	25,545	143,750	*
Roth Capital Partners (17)	180,000	*	180,000	-0-	*
Marion Acree (18)	12,153	*	153	12,000	*
Hartley Bernstein Con IRA (18)	12,153	*	153	12,000	*
Warren Bulman (19)	11,675	*	147	11,528	*
Carcap Co. LLC (20)	30,383	*	383	30,000	*
M. Robert Ching MD Inc. 401k PSP (21)	54,689	*	689	54,000	*
Bradley Ching (22)	3,038	*	38	3,000	*
Brent Ching (23)	3,646	*	46	3,600	*
Brian Ching (23)	3,646	*	46	3,600	*
Marc Cohen (18)	12,153	*	153	12,000	*
James Corman (24)	21,454	*	270	21,184	*
Scott Crowther (18)	12,153	*	153	12,000	*
J.E. Deck LLC (25)	8,240	*	104	8,136	*
James A. Erb (18)	12,153	*	153	12,000	*
Gila Products LLC (18)	12,153	*	153	12,000	*
Gilcy Partners Ltd LP (26)	24,306	*	306	24,000	*

Jeffrey Glassman (27)	11,914	*	150	11,764	*
Lynn Intrater Ttee (20)	30,383	*	383	30,000	*
Sterne Agee & Leach Inc. a/c/f NOW Electronics Inc. 401k PSP fbo Aaron Goodridge (18)	12,153	*	153	12,000	*
Sean Greene (26)	24,306	*	306	24,000	*
Helen Kohn (18)	12,153	*	153	12,000	*
Joseph Lowe & Beva Lowe Jtwros (18)	12,153	*	153	12,000	*
Jim J. Lucey (26)	24,306	*	306	24,000	*
LM Marjac LLC (28)	14,381	*	181	14,200	*
Rudolph Mazurosky (18)	12,153	*	153	12,000	*
Robert J. Molleur Ttte (26)	24,306	*	306	24,000	*
John M. Moretz (29)	97,223	*	1,223	96,000	*
James Napier (26)	24,306	*	306	24,000	*
Matthew Novack & Jerold Novack Jtwros(18)	12,153	*	153	12,000	*
John O’Mahony (18)	12,153	*	153	12,000	*
David L. Roush (18)	12,153	*	153	12,000	*
Sterne Agee & Leach Inc. a/c/f Joel M. Schoenfeld Con IRA (18)	12,153	*	153	12,000	*
Steven Spira (18)	12,153	*	153	12,000	*
Spira Family Investment Partnership (18)	12,153	*	153	12,000	*

Wayne J. Stastny (18)	12,153	*	153	12,000	*
Sterne Agee & Leach Inc. a/c/f Barbara Swingle Std. IRA (18)	12,153	*	153	12,000	*
Trude C Taylor & Joan C Taylor co trustees (26)	24,306	*	306	24,000	*
Mary Ellen Viola (18)	12,153	*	153	12,000	*
Dean Willard (18)	12,153	*	153	12,000	*
Alan Wolff (26)	23,806	*	306	23,500	*
Special Situations Private Equity Fund LP (30)	953,178	2%	12,000	941,178	2%
DCI Master LDC (31)	154,641	*	4,500	150,141	*
Omicron Master Trust (32)	348,707	*	3,000	345,707	*

* Less than 1%

(1)

Includes 1,250,000 shares of common stock issuable upon conversion of convertible debt, 937,500 shares of common stock issuable upon exercise of Series A warrants, 406,250 shares of common stock issuable upon exercise of Series B warrants, 812,500 shares of common stock issuable upon exercise of Series C warrants and 1,703,125 shares of common stock to provide for anti-dilution adjustments.  Sandell Asset Management Corp. is the investment manager of Castlerigg Master Investment Ltd. ("Castlerigg") and has shared voting and dispositive power over the securities owned by Castlerigg, Sandell Asset Management Corp. and Thomas E. Sandell, its sole shareholder, disclaim beneficial ownership of the securities owned by Castlerigg.

(2)

Includes 250,000 shares of common stock issuable upon conversion of convertible debt, 187,500 shares of common stock issuable upon exercise of Series A warrants, 81,250 shares of common stock issuable upon exercise of Series B warrants, 162,500 shares of common stock issuable upon exercise of Series C warrants and 340,625 shares of common stock to provide for anti-dilution adjustments.

(3)

Includes 125,000 shares of common stock issuable upon conversion of convertible debt, 93,750 shares of common stock issuable upon exercise of Series A warrants, 40,625 shares of common stock issuable upon exercise of Series B warrants, 81,250 shares of common stock issuable upon exercise of Series C warrants and 170,313 shares of common stock to provide for ant i-dilution adjustments.

(4)

Includes 50,000 shares of common stock issuable upon conversion of convertible debt, 37,500 shares of common stock issuable upon exercise of Series A warrants, 16,250 shares of common stock issuable upon exercise of Series B warrants, 32,500 shares of common stock issuable upon exercise of Series C warrants and 68,125 shares of common stock to provide for anti-dilution adjustments.

(5)

Includes 25,000 shares of common stock issuable upon conversion of convertible debt, 18,750 shares of common stock issuable upon exercise of Series A warrants, 8,125 shares of common stock issuable upon exercise of Series B warrants, 16,250 shares of common stock issuable upon exercise of Series C warrants and 34,063 shares of common stock to provide for anti-dilution adjustments.

(6)

Includes 12,500 shares of common stock issuable upon conversion of convertible debt, 9,375 shares of common stock issuable upon exercise of Series A warrants, 4,063 shares of common stock issuable upon exercise of Series B warrants, 8,125 shares of common stock issuable upon exercise of Series C warrants and 17,032 shares of common stock to provide for anti-dilution adjustments.

(7)

Includes 77,500 shares of common stock issuable upon conversion of convertible debt, 58,125 shares of common stock issuable upon exercise of Series A warrants, 25,188 shares of common stock issuable upon exercise of Series B warrants, 50,375 shares of common stock issuable upon exercise of Series C warrants and 105,594 shares of common stock to provide for anti-dilution adjustments.

(8)

Includes 75,000 shares of common stock issuable upon conversion of convertible debt, 56,250 shares of common stock issuable upon exercise of Series A warrants, 24,375 shares of common stock issuable upon exercise of Series B warrants, 48,750 shares of common stock issuable upon exercise of Series C warrants and 102,188 shares of common stock to provide for anti-dilution adjustments.

(9)

Includes 6,938 shares of common stock issuable upon conversion of convertible debt, 5,203 shares of common stock issuable upon exercise of Series A warrants, 2,254 shares of common stock issuable upon exercise of Series B warrants, 4,509 shares of common stock issuable upon exercise of Series C warrants and 9,452 shares of common stock to provide for anti-dilution adjustments.

(10)

Includes 36,906 shares of common stock issuable upon conversion of convertible debt, 27,680 shares of common stock issuable upon exercise of Series A warrants, 4,063 shares of common stock issuable upon exercise of Series B warrants, 8,125 shares of common stock issuable upon exercise of Series C warrants and 50,285 shares of common stock to provide for anti-dilution adjustments.

(11)

Includes 844 shares of common stock issuable upon conversion of convertible debt, 633 shares of common stock issuable upon exercise of Series A warrants, 274 shares of common stock issuable upon exercise of Series B warrants, 548 shares of common stock issuable upon exercise of Series C warrants and 1,149 shares of common stock to provide for anti-dilution adjustments.

(12)

Includes 17,813 shares of common stock issuable upon conversion of convertible debt, 13,359 shares of common stock issuable upon exercise of Series A warrants, 5,789 shares of common stock issuable upon exercise of Series B warrants, 11,578 shares of common stock issuable upon exercise of Series C warrants and 24,269 shares of common stock to provide for anti-dilution adjustments.

(13)

Includes 31,250 shares of common stock issuable upon conversion of convertible debt, 23,438 shares of common stock issuable upon exercise of Series A warrants, 10,156 shares of common stock issuable upon exercise of Series B warrants, 20,313 shares of common stock issuable upon exercise of Series C warrants and 42,579 shares of common stock to provide for anti-dilution adjustments.

(14)

Includes 11,250 shares of common stock issuable upon conversion of convertible debt, 8,437 shares of common stock issuable upon exercise of Series A warrants, 3,655 shares of common stock issuable upon exercise of Series B warrants, 7,313 shares of common stock issuable upon exercise of Series C warrants and 15,328 shares of common stock to provide for anti-dilution adjustments.

(15)

Includes 10,000 shares of common stock issuable upon conversion of convertible debt, 7,500 shares of common stock issuable upon exercise of Series A warrants, 3,250 shares of common stock issuable upon exercise of Series B warrants, 6,500 shares of common stock issuable upon exercise of Series C warrants and 13,625 shares of common stock to provide for anti-dilution adjustments.

(16)

Includes 6,250 shares of common stock issuable upon conversion of convertible debt, 4,687 shares of common stock issuable upon exercise of Series A warrants, 2,031 shares of common stock issuable upon exercise of Series B warrants, 4,062 shares of common stock issuable upon exercise of Series C warrants and 8,515 shares of common stock to provide for anti-dilution adjustments and 65,625 shares of common stock issuable upon exercise of warrants.

(17)	Includes 180,000 shares of common stock issuable upon exercise of warrants.
(18)	Includes 6,000 shares of common stock issuable upon exercise of warrants.
(19)	Includes 5,764 shares of common stock issuable upon exercise of warrants.
(20)	Includes 15,000 shares of common stock issuable upon exercise of warrants.
(21)	Includes 27,000 shares of common stock issuable upon exercise of warrants.
(22)	Includes 1,500 shares of common stock issuable upon exercise of warrants.
(23)	Includes 1,800 shares of common stock issuable upon exercise of warrants.
(24)	Includes 10,727 shares of common stock issuable upon exercise of warrants.
(25)	Includes 4,068 shares of common stock issuable upon exercise of warrants.
(26)	Includes 12,000 shares of common stock issuable upon exercise of warrants.
(27)	Includes 5,882 shares of common stock issuable upon exercise of warrants.
(28)	Includes 7,100 shares of common stock issuable upon exercise of warrants.
(29)	Includes 48,000 shares of common stock issuable upon exercise of warrants.
(30)	Includes 470,589 shares of common stock issuable upon exercise of warrants.
(31)	Includes 117,648 shares of common stock issuable upon exercise of warrants.
(32)	Includes 176,471 shares of common stock issuable upon exercise of warrants.
(33)

The investment manager of DKR SoundShore Oasis Holding Fund Ltd. (the "Fund") is DKR Oasis Management Company LP (the "Investment Manager").  The Investment Manager has the authority to do any and all acts on behalf of the Fund, including voting any shares held by the Fund.  Mr. Seth Fischer is the managing partner of Oasis Management Holdings LLC, one of the general partners of the Investment Manager.  Mr. Fischer has ultimate responsibility for trading with respect to the Fund.  Mr. Fischer disclaims beneficial ownership of the shares.

(34)

Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and consequently has voting control and investment discretion over the shares of Common Stock held by Smithfield.  Glenn Dubin and Henry Swieca control Highbridge.  Each of Highbridge and Messrs. Dubin and Swieca disclaims beneficial ownership of the shares held by Smithfield.

Plan of Distribution

We are registering the shares of Common Stock issuable upon conversion of the convertible notes and upon exercise of the warrants to permit the resale of these shares of Common Stock by the holders of the convertible notes and warrants from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Common Stock.  We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The selling stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the shares of Common Stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions.  The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.  These sales may be effected in transactions, which may involve crosses or block transactions,

•

on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•

in the over-the-counter market;

•

in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•

through the writing of options, whether such options are listed on an options exchange or otherwise;

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

short sales made after the date this registration statement has been declared effective;

•

sales pursuant to Rule 144;

•

broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•

a combination of any such methods of sale; and

•

any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).  In connection with sales of the shares of Common Stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume.  The selling stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the convertible notes, warrants or shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of Common Stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling stockholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock.  All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

Each selling stockholder has represented to us that it is not a registered broker-dealer under Section 15 of the Securities Exchange Act of 1934, as amended, and has not, at the time of the Securities Purchase Agreement or thereafter, entered into any agreement or understanding, directly or indirectly, with any person or entity to distribute any of the securities registered hereby.

We will pay all expenses of the registration of the shares of Common Stock pursuant to the registration rights agreement, estimated to be $66,720 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any.  We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution.  We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

Interests of Named Experts and Counsel

The validity of the securities offered hereby will be passed on for us by Resch Polster Alpert & Berger LLP. Members of Resch Polster Alpert & Berger LLP own 125,000 shares of our common stock, warrants to purchase 109,687 shares of our common stock and $25,000 of our senior secured convertible debt currently convertible at $4.00.

Experts

The consolidated financial statements incorporated in this prospectus by reference to House of Taylor Jewelry, Inc.’s Annual Report on Form 10-KSB for the year ended December 31, 2005 have been so incorporated in reliance on the report of Stonefield Josephson, Inc. an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find More Information

We file annual, quarterly and special reports, and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s Website at “http://www.sec.gov.”

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the time that all securities covered by this prospectus have been sold; provided, however, that we are not incorporating any information furnished under any of Item 2.02 or Item 7.01 of any current report on Form 8-K:

•	Our annual report on Form 10-K for the year ended December 31, 2005;

•	Our quarterly report on Form 10-Q for the period ended March 31, 2006;

•	The description of our common stock set forth in our Registration Statement on Form SB-2 (Registration No. 333-128523). and

•	Our current reports on Form 8-K filed with the SEC on June 13, 2006, May 16, 2006, and May 9, 2006.

•	You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

House of Taylor Jewelry, Inc.

9200 Sunset Blvd., Suite 425

West Hollywood, CA  90069

(310) 860-2660

This prospectus is part of a registration statement that we have filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized nor have the selling stockholders authorized anyone to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

Disclosure of Commission Position on Indemnification for Securities Law Violations

Indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

12,133,925 Shares

Common Stock

House of Taylor Jewelry, Inc.

PROSPECTUS

July 12, 2006